UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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XPO LOGISTICS, INC.
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©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS v APRIL 21, 2020 Discussion of 2020 proxy matters

XPO Logistics

NON-GAAP FINANCIAL MEASURES

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this supplemental filing to our proxy statement to the most directly comparable measure under GAAP, which are set forth in the financial tables included in our proxy statement filed with the SEC.

XPO's non-GAAP financial measures used in this supplemental filing include: earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and adjusted EBITDA excluding Truckload on a consolidated basis.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA includes adjustments for transaction, integration and rebranding costs, restructuring costs, litigation costs for independent contractor matters and the gain on sale of an equity investment. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Litigation costs refer to settlement and related costs associated with independent contractor claims in our last mile business. The gain on sale of an equity investment relates to the sale of a non-strategic equity ownership interest in a private company. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance. We believe that EBITDA, adjusted EBITDA and adjusted EBITDA excluding Truckload improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS 2

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS Our primary focus is to deliver meaningful value to our stockholders through the execution of our strategy 3 OVERVIEW ▪ Create significant long - term stockholder value ▪ Deliver industry - leading financial and operational performance ▪ Maintain a safe work environment and provide rewarding career opportunities for our employees ▪ Support the communities where we operate as a good corporate citizen This presentation is provided in support of the 2020 advisory vote to approve executive compensation. For additional information on topics referenced in this presentation, as well as on XPO’s governance and sustainability practices, please refer to these documents: 2019 Annual Report 2019 Form 10 - K 2019 Sustainability Report Chairman’ s 2020 Letter to Stockholders COVID - 19: We are carefully monitoring the impacts of COVID - 19 and are taking comprehensive measures to ensure the safety and well - being of our employees. Please see https://www.xpo.com/covid19/ for more information. KEY OBJECTIVES

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS Our company continues to be recognized for its workplace culture, a quality we have sustained through significant growth 4 OVERVIEW XPO has grown rapidly over the last nine years, and now has approximately 100,000 employees across North America and Europe. Our culture prioritizes a safe, inclusive and innovative workplace that supports the professional development of all employees. We are particularly proud of the communal sense of engagement that connects our global team as One XPO. This is fostered by our corporate values and leadership, as exemplified by these and other recognitions awarded to XPO: ▪ One of the World’s Most Admired Companies, Fortune, 2018, 2019 and 2020 ▪ One of Spain’s Best Companies to Work For, Forbes, 2019 and 2020 ▪ One of America’s Most Responsible Companies, Newsweek, 2019 ▪ Winning “W” company for the gender diversity of our board of directors, 2020 Women on Boards , 2019 ▪ XPO CEO Bradley Jacobs ranked #10 of World’s Best CEOs, Barron’s , 2018 2011 2020 ~200 US employees ~100,000 employees globally

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS We cover five topics in this presentation, with an emphasis on the alignment between executive compensation and stockholder value creation 5 TABLE OF CONTENTS TOPIC KEY POINTS PAGE Company Performance ▪ In 2019, we delivered strong earnings growth despite a weaker macro backdrop for our industry 6 Stockholder Alignment ▪ XPO has created $7.2 billion in stockholder value under Mr. Jacobs’ leadership (2012 - 2019) and has continued to outpace the industry and the broader equity markets ▪ We promote a culture of equity ownership for our executives and align their interests directly with stockholders through performance - based equity awards Mr. Jacobs’ beneficial ownership accounts for 17.9% of common stock outstanding All current directors and executive officers (13 individuals) have a total beneficial ownership of 18.9% of common stock outstanding 7 - 8 Company Leadership ▪ Our highly engaged executive team and the diverse perspectives of our directors add significant value to the company’s execution of its strategy ▪ Our directors provide valuable oversight based on their diverse skills and perspectives, with a high level of engagement on behalf of our stockholders 9 - 10 Program Design ▪ The compensation programs for our NEOs align with XPO’s pay - for - performance culture by linking the majority of compensation to long - term stockholder value and financial performance ▪ CEO realized pay represents 1.1% of the $7.2 billion of stockholder value created from 2012 through 2019 ▪ The Compensation Committee grants NEO equity awards at critical inflection points in the execution of the company’s strategy, rather than annually or on a predefined basis ▪ Outstanding equity awards granted to Mr. Jacobs, Mr. Cooper and Mr. Harik are 100% performance - based and reflect key aspects of our stockholder - focused philosophy 11 - 14 Stockholder Engagement ▪ We believe that year - round engagement with our stockholders on many topics is critical to our continued success 15

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS In 2019, we delivered strong earnings growth despite a weaker macro backdrop for our industry 6 COMPANY PERFORMANCE Under the skilled leadership of our NEOs, XPO has delivered industry - leading growth rates in revenue and adjusted EBITDA* for 2015 - 2019. *See Annex A of the proxy statement for a reconciliation of this non - GAAP measure Note: Both charts exclude the impact of the North American truckload unit divested in October 2016 Financial highlights for full - year 2019 include: 7,533 14,188 15,381 17,279 16,648 0 4,000 8,000 12,000 16,000 20,000 2015 2016 2017 2018 2019 $ in millions REVENUE ADJUSTED EBITDA* 474 1,168 1,367 1,562 1,668 0 250 500 750 1,000 1,250 1,500 1,750 2,000 2015 2016 2017 2018 2019 $ in millions ▪ $4.03 of adjusted diluted EPS*, a 26% increase over 2018 ▪ $821 million of operating income, a 17% increase over 2018 ▪ $1.67 billion of adjusted EBITDA*, a company record ▪ $791 million of net cash provide provided by operating activities ▪ $628 million of free cash flow*

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS $0.1 $7.3 $- $2.0 $4.0 $6.0 $8.0 2012 2019 $ in billions December 31, 2011 December 31, 2019 XPO has created $7.2 billion in stockholder value under Mr. Jacobs’ leadership (2012 - 2019) and has continued to outpace the industry and the broader equity markets 7 STOCKHOLDER ALIGNMENT Our strong top - and bottom - line results have delivered a five - year total stockholder return (“TSR”) of 95% through 12/31/19. This is well above the TSRs of the S&P 400 MidCap (54%) and Dow Jones Transportation Average (28%). 40% 85% 95% 26% 30% 54% 21% 26% 28% 0% 20% 40% 60% 80% 100% 120% One-year TSR Three-year TSR Five-year TSR XPO Logistics S&P 400 MidCap Dow Jones Transportation Average Stockholder Value Creation XPO's market capitalization increased from $103.3 million on December 31, 2011 to $7.3 billion on December 31, 2019

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS We promote a culture of equity ownership for our executives and align their interests directly with stockholders through performance - based equity awards 8 STOCKHOLDER ALIGNMENT Our NEOs have a significant financial stake in XPO, which helps align their interests with stockholder value creation. Outstanding equity awards for Mr. Jacobs, Mr. Cooper, and Mr. Harik have dual triggers of financial performance and share price hurdles that must be met for the awards to be earned. Mr. Jacobs, Mr. Cooper, and Mr. Harik have not sold shares since becoming executive officers of XPO, and as a result, they maintain stock ownership levels that are significantly above our required guidelines as a multiple of base salary: * Stock options, whether vested or unvested, and equity based awards subject to performance based vesting conditions, are not counted toward meeting the stock ownership guidelines until they have settled or been exercised, as applicable. Required Actual Mr. Jacobs STOCK OWNERSHIP* 6x 1,037x Required Actual Other NEOs, Averaged: Mr. Cooper and Mr. Harik 3x 11x Mr. Jacobs ownership: • 9,906,744 stock • 9,642,857 warrants Mr. Cooper ownership: • 143,396 stock • 10,000 warrants Mr. Harik ownership: • 85,163 stock

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS Our highly engaged executive team and the diverse perspectives of our directors add significant value to the company’s execution of its strategy 9 COMPANY LEADERSHIP EXECUTIVE OFFICER Bradley Jacobs* Troy Cooper* Mario Harik * David Wyshner 2019 ROLE Chairman and Chief Executive Officer President Chief Information Officer Chief Financial Officer HIRE DATE September 2011 September 2011 November 2011 March 2020 PRIOR EXPERIENCE United Rentals, United Waste United Rentals, United Waste Oakleaf Waste Management Wyndham Hotels & Resorts * Current proxy officer

COMPANY LEADERSHIP

XPOLogistics

Our directors provide valuable oversight based on their diverse skills and perspectives, with a high level of engagement on behalf of our stockholders

DIRECTOR	OCCUPATION AND EXPERIENCE	ELECTED
Bradley Jacobs *Chairman*	Chairman and CEO of XPO Logistics; former chairman and CEO of United Rentals and United Waste Systems	2011
Gena Ashe	General counsel and corporate secretary of Anterix; former president and chief executive officer of GLA Legal Advisory Group, LLC; serves on the Georgetown Law Advisory Board and sits on the Spelman College Board of Trustees	2016
Marlene Colucci	Executive director of The Business Council; former executive vice president of public policy for the American Hotel and Lodging Association; former special assistant to President George W. Bush in the Office of Domestic Policy	2019
AnnaMaria DeSalva *Vice Chairman*	Chair and CEO of Hill + Knowlton Strategies; former senior advisor to DowDuPont; former chief communications officer of E.I. du Pont de Nemours; serves on the board of governors of Argonne National Laboratory of the U.S. Department of Energy and board of directors of the non-profit Project Sunshine	2017
Michael Jesselson *Lead Independent Director*	President and CEO of Jesselson Capital Corporation; formerly served on the board of directors of American Eagle Outfitters; director of C-III Capital Partners LLC, Clarity Capital, other private companies and philanthropic organizations; chairman of Bar Ilan University in Israel	2011
Adrian Kingshott	Chief executive officer of AdSon, LLC; managing director of Spotlight Advisors, LLC; adjunct professor of Global Capital Markets and Investments at Fordham University Gabelli School of Business; former managing director with Goldman Sachs and head of leveraged finance	2011
Jason Papastavrou	Founder and chief investment officer of ARIS Capital Management, LLC; former tenured professor at Purdue University School of Industrial Engineering; serves on the board of directors of United Rentals	2011
Oren Shaffer	Former vice chairman and chief financial officer of Qwest Communications International; former president and chief operating officer of Sorrento Networks; formerly served on the board of directors of Terex Corporation	2011


3 women
38%
women
5 men


5.6 years
average tenure
1-4
8-9
years


62 years
average age
4
3
1
50s
60s
70s

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS

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©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS The compensation programs for our NEOs align with XPO’s pay - for - performance culture by linking the majority of compensation to long - term stockholder value and financial performance 11 PROGRAM DESIGN KEY OBJECTIVES COMPENSATION PROGRAM DESIGN FEATURES Focus on long - term, sustainable performance Heavily weighted toward variable compensation to emphasize high growth and high returns over a long - term period Align NEO compensation with the creation of stockholder value All outstanding equity awards for Mr. Jacobs, Mr. Cooper and Mr. Harik* are subject to meaningful stock price and/or earnings - related performance goals measured over service - based vesting periods, and do not pay out until 2023 or later Support XPO’s long - term strategy for maximizing stockholder value Awards are not granted annually; instead, equity is awarded at inflection points in the execution of our company’s strategy to emphasize the strategic component of incentive - based compensation Attract and retain high - impact, results - oriented executives Equity awards provide an opportunity to earn above - market compensation when ambitious, long - term goals are met; awards are subject to lock - up restrictions that prohibit the short - term sale of earned awards * Ms. Glickman received a time - based RSU award, granted in April 2019, in connection with her offer letter upon hire in 2018.

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS CEO realized pay represents 1.1% of the $7.2 billion of stockholder value created from 2012 through 2019 12 PROGRAM DESIGN Our pay - for - performance philosophy is focused on rewarding our executives for performance that creates substantial, long - term value for our stockholders. Over time, our financial results and value creation for stockholders have demonstrated the merits of this philosophy. * CEO realized pay is calculated as the sum of: (i) salary paid; (ii) bonus(es) related to the performance year; and (iii) th e v alue of long - term incentive compensation that vested in the year, calculated based on the closing stock price on the date(s) the award(s) vested. No stoc k o ptions were exercised during the period of 2012 to 2019; if stock options had been exercised, these amounts would have been included in realized pa y c alculations. $0.1 $7.3 $- $2.0 $4.0 $6.0 $8.0 2012 2019 $ in billions December 31, 2011 December 31, 2019 XPO's market capitalization increased from $103.3 million on December 31, 2011 to $7.3 billion on December 31, 2019 $7.2 BILLION STOCKHOLDER VALUE 2012 - 2019 CEO Realized Pay, 1.1% Average CEO realized pay of $9.9 million from 2012 - 2019 STOCKHOLDER VALUE CREATION CEO REALIZED PAY*

PROGRAM DESIGN

XPOLogistics

The Compensation Committee grants equity awards to our NEOs at critical inflection points in the execution of our strategy, rather than annually or on a predefined basis

The outstanding August 2018 and June 2019 PSU awards measure ambitious long-term financial and share price goals. These goals are particularly rigorous given the ongoing macroeconomic headwinds, a challenging period for our industry, declining growth opportunities in Europe, and the impact of our largest customer substantially downsizing its business portfolio with us.

1 — 2011–2014

Start-up phase, 15 acquisitions

Options, RSUs and PSUs

- Options and RSUs granted earlier in the start-up phase
- RSUs and PSUs awarded later, with PSUs tied to stock price and adjusted EPS

2 — 2015–2016

Transformative acquisitions, North America and Europe

February 2016 Phantom Stock Award

- Four annual performance periods to incentivize short-term and long-term stockholder value accretion
- Earned by achieving ambitious targets for adjusted cash flow per share

3 — 2017–2018

Organic growth and optimization

August 2018 PSU Award

- Focus on path forward with longer duration
- Earned by achieving *both* of the following targets by year-end 2022: $225 stock price and $14.00 adjusted cash flow per share

4 — 2019–2022

Continued reinvestment and company-specific initiatives to maximize stockholder value

June 2019 PSU award

- In response to stockholder feedback, this award measures relative total stockholder return and EPS
- Extended performance period to year-end 2024

Awards granted prior to 2017 are no longer outstanding

2018 and 2019 PSU awards are outstanding

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS

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PROGRAM DESIGN

XPOLogistics

Outstanding equity awards granted to Mr. Jacobs, Mr. Cooper and Mr. Harik* are 100% performance-based and reflect key aspects of our stockholder-focused philosophy

The August 2018 and June 2019 PSU awards include the following features:

- Balanced performance metrics, with a relative market-based measure for the June 2019 PSU
- Award forfeited if *all conditions* are not met
- No payout above 100% of target, even if goals are exceeded by a wide margin
- Staggered cliff vesting reduces risk and maintains focus on long-term value creation
- Performance periods of four years and six years are longer than industry-standard

TIMELINE AND PERFORMANCE GOALS FOR OUTSTANDING AWARDS AS OF DECEMBER 31, 2019


2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2016 PSU
Corporate strategic goal
Annual adjusted cash flow per share by December 31 of each year: 2016, 2017, 2018 and 2019
$2.93
$3.96
$5.38
$6.39
2019-2022 PSU
AUGUST 2018 PSU AWARD
Alignment with stockholders
$225 closing share price averaged over 20 consecutive trading days by 12/31/22
Corporate strategic goal
$14.00 adjusted cash flow per share by 12/31/2022
2019-2024 PSU
JUNE 2019 PSU AWARD
Alignment with stockholders
Exceed S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by 12/31/24
Corporate strategic goal
$9.08 adjusted earnings per share (CAGR of 19%) by 12/31/24

★ *If earned, PSUs are certified and paid/settled in the first quarter of the following year. As of December 31, 2019, the 2016, 2017 and 2018 tranches of the 2016 PSU have been earned. As of February 19, 2020, the fourth and final tranche, related to 2019 performance, has also been earned.*

* *Ms. Glickman received a time-based RSU award, granted in April 2019, in connection with her offer letter upon hire in 2018.*

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS

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©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS We believe that year - round engagement with our stockholders on many topics is critical to our continued success 15 STOCKHOLDER ENGAGEMENT During our last set of engagement sessions in 2019, we proactively reached out to institutional investors representing approximately 20% of our common stock. We ultimately engaged in dialogue with stockholders representing 15% of our common stock. Based on stockholder feedback, we made the following changes in 2019: We appreciate all dialogue and will continue to engage with our stockholders throughout 2020 and forward. KEY EXECUTIVE COMPENSATION ACTIONS TAKEN Increased proxy disclosure about the Compensation Committee’s decision - making process: ▪ Added a section entitled “Execution of XPO Company Strategy – Effect on Timing of Grants of Equity Awards” ▪ Provided a detailed discussion of outstanding PSUs ▪ Provided a detailed discussion of performance metrics underpinning outstanding PSUs Added a relative market - based measure for the June 2019 PSUs

©2020 XPO LOGISTICS, INC. | DISCUSSION OF 2020 PROXY MATTERS